CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

Overview

•	Q3 2010 Resorts system-wide sales rose 11% to $90.0 million from $81.1 million in Q3 2009.

•

Fee-based services sales and marketing programs sold $22.1 million of third-party developer inventory in Q3 2010, generating sales and marketing commission revenue of $15.1 million compared to $7.0 million in Q3 2009, the quarter in which we commenced such activity.

•	Q3 2010 net loss of $16.7 million, or $0.54 per diluted share, compared to net income of $3.9 million, or $0.13 per diluted share, in Q3 2009.

•	Q3 2010 net loss included the impact of a:

	o	$20.8 million non-cash charge at Bluegreen Communities to write-down the inventory balance of certain properties.

	o	$24.5 million non-cash charge to increase the allowance for loan losses on VOI notes receivable generated prior to December 15, 2008.

•	Excluding the above $45.3 million in non-cash charges, non-GAAP net income for Q3 2010 would have been $11.4 million, or $0.36 per diluted share.

•	Free cash flow of $123.4 million for the nine months ended September 30, 2010.

•	Unrestricted cash of $85.9 million at September 30, 2010.

•	During October 2010, Bluegreen extended its exclusive marketing partnership with Bass Pro Shops® through 2025.

Boca Raton, Fla. – November 9, 2010 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the three and nine month periods ended September 30, 2010.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We are very pleased to report continued progress on a number of fronts. Resorts system-wide sales increased 11% during Q3 2010 compared to Q3 2009, driven by higher sales made on behalf of third party developers. Sales and marketing commission revenues from our fee-based services business increased, as did our other resort fee-based services revenues, which rose 15% in Q3 2010 compared to Q3 2009. We increased free cash flow, improved our unrestricted cash position by nearly 22% from January 1, 2010, and completed credit transactions that provided us with additional liquidity for our receivables financing activities. We also recently extended our exclusive marketing partnership with Bass Pro Shops® through 2025 and expanded our joint venture relationship to include additional resorts. While we recognized a net loss of $16.7 million for Q3 2010, this net loss included $45.3 million of non-cash charges. Excluding the impact of those non-cash charges, we would have generated net income of $11.4 million.

“With respect to the $45.3 million in non-cash charges we incurred in Q3 2010, it is important to note the following:

Bluegreen Corporation	Page 2
November 9, 2010

•	These charges did not impact our cash position or operating cash flows.

•

We evaluate our estimates regarding sales pace and homesite pricing at our communities in light of demand, local competition and other factors quarterly based on our current strategy of continuing to pursue our retail sales business model and ultimately developing our existing land holdings. As of September 30, 2010, the carrying value of our Bluegreen Communities inventory was $112.0 million, which reflects the $20.8 million impairment charge; however should our estimates change in the future, additional charges may be required. Further, as we have from time to time, we currently are undertaking a comprehensive evaluation of our overall Communities strategy. In the event we decide to materially change our strategy, the carrying value of our Communities inventory would be reevaluated and could result in additional material impairment charges.

•

The $24.5 million increase for loan loss reserves at Resorts relates to VOI notes receivable generated prior to December 15, 2008 (the date that we implemented our FICO® score-based credit underwriting program), as we have increased our estimates of future defaults on certain of those receivables. We believe that we have adequately reserved for future losses on our portfolio; however there can be no assurances that our estimates will be accurate or that we will not be required to record additional charges in the future. We are pleased that defaults and delinquency rates to date related to the loans originated on and after December 15, 2008 have been significantly lower than those originated prior to that date (see table below).”

Excluding the $45.3 million in non-cash charges described above, net income for Q3 2010 was $11.4 million, or $0.36 per share. On a comparative basis, excluding non-cash charges, net income for Q3 2009 was $4.8 million, or $0.16 per diluted share.

Mr. Maloney noted additional operating highlights for the three and nine months ended September 30, 2010:

•	Sales to existing Bluegreen Vacation Club owners represented 58% of total Resorts sales in Q3 2010 as compared to 57% in the same period last year;

•

Relative to its fee-based services business during Q3 2010, Bluegreen sold $22.1 million of third-party inventory, generating sales and marketing commissions of approximately $15.1 million. This compares to the sale of $11.3 million of third-party inventory and sales and marketing commissions of $7.0 million in Q3 2009. Fee-based sales and marketing commission revenue of $15.1 million in Q3 2010 contributed an estimated $4.3 million to Resorts segment operating profit;

•

Total revenues from fee-based services (including sales and marketing, management services, title and other services) were $32.6 million in Q3 2010 compared to $22.2 million in Q3 2009, an increase of 47%;

•	As of September 30, 2010, Bluegreen managed 40 timeshare resorts and hotels, up from 37 as of September 30, 2009;

•

Free cash flow (defined as cash flow from operating activities and investing activities) was $123.4 million for the nine months ended September 30, 2010, compared to $26.8 million for the nine months ended September 30, 2009; and

•	Cash received from Resorts sales - either at closing or within 30 days of closing - equaled 49% of Bluegreen Resorts sales during Q3 2010, up from 42% in Q3 2009.

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November 9, 2010

As previously reported, effective January 1, 2010, Bluegreen adopted accounting guidance that resulted in the consolidation into its financial statements of seven special-purpose finance entities that were previously classified off-balance sheet. These entities issued Bluegreen’s securitization bonds and hold the receivables that collateralized the bonds. The consolidation of these entities resulted in increased interest expense (by the amount of interest expense incurred on the securitization bonds) and interest income (by the amount of income generated from the related receivables, partially offset by the absence of accretion income on residual interests that were eliminated).

BLUEGREEN RESORTS

Supplemental Segment Financial Data and Reconciliation of System-Wide Sales to GAAP Resorts Sales of Real Estate Three Months and Nine Months Ended September 30, 2010 and September 30, 2009 (In 000’s, except percentages) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales

System-wide sales	$90,002		$81,112		$225,829		$182,313
Change in sales deferred under timeshare accounting rules	4,854		1,992		(1,660)		12,836

Estimated uncollectible VOI notes receivable	(8,908)		(6,877)		(20,269)		(23,425)

System-wide sales, net	85,948	100%	76,227	100%	203,900	100%	171,724	100%
Less: Sales of third party VOIs	(22,090)	(26)	(11,250)	(15)	(56,045)	(27)	(11,250)	(7)
Adjustments to allowance for loan losses	(24,540)	(29)	—	—	(37,781)	(19)	—	—

Sales of real estate	39,318	46	64,977	85	110,074	54	160,474	93
Cost of sales of real estate sales	(13,696)	(21)*	(22,237)	(34)*	(32,130)	(22)*	(51,895)	(32)*

Gross profit	25,622	79 *	42,740	66 *	77,944	78 *	108,579	68 *

Fee-based sales commission revenue	15,148	18	7,026	9	37,458	18	7,026	4

Other resort fee-based services revenues	17,476	20	15,196	20	50,181	25	42,447	25
Cost of other resort fee-based services	(11,584)	(13)	(10,939)	(14)	(33,107)	(16)	(29,093)	(17)

	5,892	7	4,257	6	17,074	8	13,354	8
Selling and marketing expense	(40,047)	(47)	(32,733)	(43)	(103,620)	(51)	(85,918)	(50)
Resorts G & A expense	(4,258)	(5)	(3,320)	(4)	(12,630)	(6)	(11,511)	(7)

Total Resorts operating expense (1)	(44,305)		(36,053)		(116,250)		(97,429)

Resorts operating profit (2)	$2,357	3%	$17,970	24%	$16,226	8%	$31,530	18%

*	Percentages for cost of real estate sales and gross profit are calculated as a percentage of sales of real estate, before adjustment to allowance for loan losses.

(1)	Excludes the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges, and income taxes.

(2)

Resorts operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges and income taxes. A reconciliation of Resorts operating profit to income before non-controlling interest and provision for income taxes is included in this release.

Bluegreen Corporation	Page 4
November 9, 2010

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

Other data (not in 000’s):	2010	2009	2010	2009

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	58%	57%	58%	55%
Number of Bluegreen VOI sales transactions	5,569	6,146	14,217	15,431
Number of sales made on behalf of third parties for a fee	1,792	960	4,588	960

Total VOI sales transactions	7,361	7,106	18,805	16,391
Average sales price per transaction	$12,212	$11,730	$11,986	$11,317
Total marketing prospect tours	47,750	44,416	121,329	103,065
New marketing prospect tours	28,463	25,366	70,200	59,737
Sale-to-tour ratio (total prospects)	15.4%	16.0%	15.5%	15.9%
Sale-to-tour ratio (new prospects)	10.1%	11.0%	10.7%	11.8%
Sales deferred under timeshare accounting rules as of end of period			$11. 2 million	$10.4 million
Resorts operating profit deferred under timeshare accounting rules as of end of period			$6.2 million	$5.1 million

The increase in total system-wide VOI sales reflected increased marketing efforts related to sales of VOIs on behalf of fee-based clients. Total marketing tours and the average sales price per transaction increased, although the sale-to-tour conversion ratios decreased slightly.

Selling and marketing expenses as a percentage of system-wide sales, net, in Q3 2010 was 47% as compared to 43% in Q3 2009, reflecting expanded marketing activity related to an increase in sales tours, partially offset by an increase in sales to existing owners, which carry relatively lower marketing cost than sales to non-owners.

Pretax profits from other resort fee-based services increased to $5.9 million during Q3 2010 from $4.3 million in Q3 2009, primarily the result of managing a higher number of timeshare resorts on behalf of property owners’ associations as well as earning higher profits in our title services business.

Resorts operating profit was $2.4 million, or 3% of system-wide sales, net, compared to $18.0 million, or 24% of system-wide sales, net, in Q3 2009. Resorts operating profit for Q3 2010 included a non-cash charge of $24.5 million to increase the reserve for loan losses on VOI notes receivable generated prior to December 15, 2008. Excluding this charge, Resorts operating profit for Q3 2010 would have been $26.9 million, or 31% of system-wide sales, net.

Bluegreen Corporation	Page 5
November 9, 2010

As described above, on December 15, 2008 (“12/15/08”) Bluegreen implemented a FICO® score-based credit underwriting program. Delinquencies over 30 days past due on the total originated and serviced timeshare receivables portfolio at September 30, 2010 for loans originated prior to December 15, 2008 and loans originated under Bluegreen’s FICO® score–based credit underwriting program are reflected in the table below.

	Percentage of Outstanding Principal Balance	Percentage of Outstanding Principal Balance Over 30 Days Past Due

Originations Pre-12/15/08 (loans not subjected to FICO® credit score requirements at origination)	75%	4.7%
Originations After 12/15/08 (loans were subjected to minimum FICO® credit score requirements at origination)	25%	2.6%
Total	100%	4.2%

Defaults on the pre-12/15/08 originated portfolio decreased to a 13.5% average annual default rate for the twelve months ended September 30, 2010 compared to 14.3% for the twelve months ended September 30, 2009. These loans were not subject to credit underwriting at the time of sale, and in connection with the adoption of new accounting standards on January 1, 2010, we include an additional $350.5 million of such loans on our balance sheet.

The average annual default rate on loans originated on and after December 15, 2008 was 4.0% for the twelve months ended September 30, 2010. However, a comparison through September 30, 2010 of loans originated after 12/15/08 compared to similarly seasoned loans originated in the pre-12/15/08 portfolio indicates that cumulative defaults on the FICO® underwritten portfolio to date have been less than 50% of those experienced in the pre-12/15/08 portfolio at a similar point in their seasoning.

BASS PRO SHOPS AND PARADISE POINT ACQUISITION

In October 2010, Bluegreen and Bass Pro Shops agreed to extend their successful, decade-long, exclusive marketing relationship through 2025.

Also during October 2010, Bluegreen’s 51%-owned joint venture Bluegreen / Big Cedar Vacations, LLC (“Bluegreen / Big Cedar”), acquired Paradise Point Resort located on Table Rock Lake in Ridgedale, MO, from a third party (the “Paradise Point Seller”), as well as an additional 109 acres of land for future resort development from an affiliate of Bass Pro Shops. Total consideration paid by Bluegreen / Big Cedar for Paradise Point and the adjacent land was $17.7 million, of which $13.2 million was financed through an affiliate of the Paradise Point Seller. Both transactions closed in October 2010.

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November 9, 2010

Paradise Point sits on 24 acres of land, approximately two miles from the Big Cedar Resort. Paradise Point offers 103 residential units, six building pads, a reception house, recreation area, outdoor pool, boat docks and dry boat storage. Of the 103 residential units, 52 are sold condominium units, 30 are unsold condominium units, and 21 units are devoted to timeshare. Bluegreen has assumed the role of property manager for Paradise Point, and projects that sales of the Paradise Point vacation ownership inventory will commence in 2011. Bluegreen / Big Cedar has also commenced master planning related to future timeshare development on the additional acreage acquired in the transaction.

Mr. Maloney commented, “Although we intend to continue to focus on our fee-based service business model, we believe that using a portion of our consolidated free cash flow for strategic alliances, such as the Bass Pro / Big Cedar relationship, is consistent with our goals of maintaining efficient and effective marketing programs to support both our fee-based and traditional vacation ownership businesses.”

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three and Nine Months Ended September 30, 2010 and September 30, 2009
(In 000’s, except percentages) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales

Sales of real estate	$2,885	100%	$6,289	100%	$9,488	100%	$13,202	100%
Cost of sales of real estate	(23,612)	(818)%	(6,284)	(100)%	(34,972)	(369)%	(10,870)	(82)%

Gross profit (loss)	(20,727)	(718)	5	—	(25,484)	(269)%	2,332	18%

Other Communities operations revenues	433	15%	494	8%	1,283	14%	1,251	9%
Cost of other Communities operations	(866)	(30)%	(1,103)	(18)%	(2,526)	(27)%	(2,758)	(21)%

Gross loss on other operations	(433)		(609)		(1,243)		(1,507)

Selling and marketing expense	(947)	(33)%	(972)	(15)%	(3,280)	(35)%	(3,349)	(25)%
Communities G& A expense	(2,656)	(92)%	(1,093)	(17)%	(7,191)	(76)%	(3,559)	(27)%

Total Communities operating expense	(3,603)		(2,065)		(10,471)		(6,908)

Communities operating loss	$(24,763)	(858)%	$(2,669)	(42)%	$(37,198)	(393)%	$(6,083)	(46)%

Other data (not in 000’s):
Average sales price per homesite	$62,554	$54,356			$60,063		$54,938
Sales deferred under percentage-of-completion accounting as of end of period					$1.2 million		$0.2 million
Bluegreen Communities operating profit deferred under percentage-of-completion accounting as of end of period					$0.5 million		$0.1 million

Bluegreen Corporation	Page 7
November 9, 2010

Operations at Bluegreen Communities continue to reflect adverse conditions in the economy generally and the real estate markets, in particular, as evidenced by material declines in demand and sales volume. In Q3 2010, Bluegreen Communities significantly reduced prices on certain homesites in an effort to stimulate demand and stay competitive in markets where competing communities’ pricing has decreased. As a result of the reduced pricing, and the impact of reduced sales on the forecasted sell-out period of certain Communities projects, we recorded non-cash impairment charges of $20.8 million. We evaluate the carrying value of our Bluegreen Communities inventory ($112.0 million at September 30, 2010) based upon our current intention to develop and sell such inventory as retail homesites.

Future changes in our intentions, expectations, or pricing may result in future material charges or adjustments to the carrying amount of our Communities’ inventory or otherwise adversely impact our results and financial condition in the future.

SELECTED OTHER FINANCIAL INFORMATION

As of

	September 30, 2010	December 31, 2009

Unrestricted cash	$85.9 million	$70.5 million
Book value per share	$9.80	$12.32
Debt-to-equity ratio: recourse and non-recourse debt	2.77: 1	1.40:1
Debt-to-equity ratio: recourse debt only	1.33: 1	1.06:1

Book value per share decreased and the Company’s debt-to-equity ratios increased at September 30, 2010 compared to December 31, 2009, primarily as a result of the adoption of new accounting guidance on January 1, 2010, which resulted in a significant amount of securitization debt that was previously accounted for off-balance sheet being consolidated on the Company’s balance sheet, as well as a related, previously announced $61.3 million non-cash charge to retained earnings taken in Q1 2010 representing the cumulative effect of a change in accounting principle.

At September 30, 2010, Bluegreen had receivable-backed credit facilities with revolving capacity of up to $200.0 million with availability of $35.0 million. Under the terms of these facilities, additional availability is generated as principal payments are made, subject to eligible collateral and other customary terms and conditions.

On September 2, 2010, Bluegreen successfully completed the securitization (the “Legacy Securitization”) of $36.1 million of primarily the lowest FICO®-score loans previously financed in the BB&T purchase facility for cash proceeds of $24.3 million. The proceeds were used to pay-down a portion of the BB&T purchase facility. In connection with this transaction, BB&T extended by one year, through August 31, 2011, the revolving advance period under its existing timeshare receivables purchase facility. This revolving facility allows for the transfer of notes receivable for a cumulative purchase price of up to $125 million on a non-recourse basis.

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November 9, 2010

After the consummation of the Legacy Securitization, $111.6 million of loans continued to be held in the BB&T purchase facility. Bluegreen intends to pursue a securitization of the eligible remaining BB&T loans, and believes that the credit profile of these loans and Bluegreen’s performance history for loans within the applicable FICO® score stratification are consistent with other timeshare securitization transactions which have recently been consummated. However, there is no assurance that a future securitization will be completed on favorable terms or at all.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate businesses. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, real estate-based vacation ownership plan with more than 160,000 owners, over 56 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may deteriorate in the future and that FICO® score-based credit underwriting standards may not have the expected effects on the performance of such notes receivable; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; additional impairment charges related to our real estate inventories, notes receivable or other assets may be required in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-based service initiatives may not be successful and will not grow or generate profits as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; our joint ventures and other strategic relationships may not be successful or have a positive impact on our results or financial condition; our expectations with respect to Paradise Point and the land acquired for future resort development may not be accurate and our efforts relating to the project may not be successful; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 31, 2010 and most recent Quarterly Report on Form 10-Q to be filed on or about November 9, 2010.

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Bluegreen Corporation	Page 9
November 9, 2010

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(In 000’s, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

REVENUES:

Gross sales of real estate	$75,651	$78,143	$177,612	$197,101
Estimated uncollectible VOI notes receivable	(33,448)	(6,877)	(58,050)	(23,425)

Total sales of real estate	42,203	71,266	119,562	173,676

Other resort fee-based services and communities operations revenue	17,909	15,690	51,464	43,698
Fee-based sales commission revenue	15,148	7,026	37,458	7,026
Interest income	26,461	16,745	80,878	52,933
Other income, net	—	665	—	1,964

Total operating revenues	101,721	111,392	289,362	279,297

EXPENSES:
Cost of real estate sales	37,308	28,521	67,102	62,765
Cost of other resort fee-based services and communities operations	12,450	12,042	35,633	31,851
Selling, general and administrative expenses	57,296	50,378	161,261	136,188
Interest expense	16,260	10,485	49,835	25,920
Other expense, net	2,008	—	2,397	—

Total operating expenses	125,322	101,426	316,228	256,724

(Loss) income before non-controlling interests, (benefit) provision for income taxes and discontinued operations	(23,601)	9,966	(26,866)	22,573
(Benefit) provision for income taxes	(10,082)	3,182	(12,707)	2,775

(Loss) income from continuing operations	(13,519)	6,784	(14,159)	19,798
Loss from discontinued operations	—	(204)	—	(115)

Net (loss) income	(13,519)	6,580	(14,159)	19,683
Less: Net income attributable to non-controlling interests	3,189	2,647	6,097	5,383

Net (loss) income attributable to Bluegreen Corporation	$(16,708)	$3,933	$(20,256)	$14,300

(Loss) income from continuing operations attributable to Bluegreen Corporation per common share – Basic:
(Loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.54)	$0.13	$(0.65)	$0.46
Earnings per share for discontinued operations	—	—	—	—

(Loss) earnings per share attributable to Bluegreen shareholders	$(0.54)	$0.13	$(0.65)	$0.46

(Loss) income from continuing operations attributable to Bluegreen Corporation per common share – Diluted:
(Loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.54)	$0.13	$(0.65)	$0.46
Earnings per share for discontinued operations	—	—	—	—

(Loss) earnings per share attributable to Bluegreen shareholders	$(0.54)	$0.13	$(0.65)	$0.46

Weighted average number of common and common equivalent shares:
Basic:	31,178	31,093	31,162	31,079

Diluted:	31,178	31,109	31,162	31,085

Bluegreen Corporation	Page 10
November 9, 2010

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	September 30, 2010	December 31, 2009

	(Unaudited)
ASSETS

Unrestricted cash and cash equivalents	$85,897	$70,491
Restricted cash	54,347	23,908
Contracts receivable, net	1,521	4,826
Notes receivable, net	615,089	309,307
Prepaid expenses	9,522	7,884
Other assets	47,499	35,054
Inventory, net	428,926	515,917
Retained interests in notes receivable sold	—	78,313
Property and equipment, net	80,557	85,565

Total assets	$1,323,358	$1,131,265

LIABILITIES AND SHAREHOLDERS’ EQUITY Liabilities
Accounts payable	$11,194	$14,846
Accrued liabilities and other	57,624	51,083
Deferred income	18,207	14,883
Deferred income taxes	40,134	87,797
Receivable-backed notes payable - recourse	149,298	111,526
Receivable-backed notes payable - non-recourse	443,950	131,302
Lines-of credit and notes payable	147,273	185,781
Junior subordinated debentures	110,827	110,827

Total liabilities	978,507	708,045

Total equity	344,851	423,220

Total liabilities and shareholders’ equity	$1,323,358	$1,131,265

Bluegreen Corporation	Page 11
November 9, 2010

BLUEGREEN CORPORATION
Reconciliation of Resort Operating Profit and Communities Operating Loss to (Loss) Income Before
Non-controlling Interest and Income Taxes
(in 000’s)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Operating profit for Bluegreen Resorts	$2,357	$17,970	$16,226	$31,530
Operating loss for Bluegreen Communities	(24,763)	(2,669)	(37,198)	(6,083)
Interest income	26,461	16,745	80,878	52,933
Other (expense), income net	(2,008)	665	(2,397)	1,964
Corporate general and administrative expenses	(8,781)	(13,394)	(32,792)	(35,880)
Mortgage servicing operations	(607)	1,134	(1,748)	4,029
Interest expense	(16,260)	(10,485)	(49,835)	(25,920)

(Loss) income before non-controlling interest and provision for income taxes	$(23,601)	$9,966	$(26,866)	$22,573

Reconciliation of Non-GAAP Net Income to GAAP (Loss) Income
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP net income	$11,431	$4,836	$18,923	$15,609
Non-GAAP charges, before taxes:
Charge to increase the allowance for loan losses	(24,540)	—	(37,781)	—
Charge to write down communities inventory	(20,845)	(1,612)	(26,447)	(2,297)
Benefit for income taxes related to non-GAAP charges	17,246	709	25,049	988

Net (loss) income, as reported	$(16,708)	$3,933	$(20,256)	$14,300